UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2005
IOWA TELECOMMUNICATIONS SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Iowa

(State or Other Jurisdiction of Incorporation)

001-32354	42-1490040

(Commission File Number)	(IRS Employer Identification No.)

115 South Second Avenue West Newton, Iowa	50208

(Address of Principal Executive Offices)	(Zip Code)

(641) 787-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
     Certain executive officers of the Company have established Rule 10b5-1 plans for selling shares of the Company’s common stock. The plans specify the trading periods, the numbers of shares to be sold, and prices at which shares may be sold. Other executive officers and directors of the Company may from time to time create such Rule 10b5-1 sales plans in the future.
     On September 14, 2005, Alan L. Wells, President and Chief Executive Officer of the Company, entered into a trading plan that provides for the exercise of certain stock options to purchase from the Company, and the corresponding resale of, up to 100,000 shares from October 5, 2005 to October 10, 2008, representing approximately 14% of the total number of shares of the Company’s common stock beneficially owned by Mr. Wells as of the date of this report.
     On September 15, 2005, Craig A. Knock, Vice President, Chief Financial Officer and Treasurer, entered into a trading plan that provides for the exercise of certain stock options to purchase from the Company, and the corresponding resale of, up to 30,000 shares from September 29, 2005 to July 18, 2006.
     These executive officers may terminate or amend the sales plans and may sell additional shares of common stock outside of the sales plans, provided they are not in possession of material nonpublic information at such time.
     Proposed and actual transactions will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings also will be posted in the investor relations section of the Company’s web site.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 20, 2005

Iowa Telecommunications Services, Inc.
By /s/ Donald G. Henry
Donald G. Henry
Vice President, General Counsel and Secretary

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